Exhibit 10.17

Electronic Arts Inc.
209 Redwood Shores Parkway
Redwood City, CA 94065

March 22, 2013

John S. Riccitiello

Re:	Separation Agreement

Dear John:

This letter confirms the agreement (this “Agreement”) between you and Electronic Arts Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a release of claims.
1.Separation Date: Friday, March 29, 2013 will be your last day of employment with the Company (the “Separation Date”). You hereby resign, effective as of the close of business on that date, your positions as an officer and a director of the Company, as an officer and a director of each subsidiary of the Company where you serve as such, and as a trustee or fiduciary of each Company benefit plan where you serve as such.
2.Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on the Separation Date, the Company will provide you with a final paycheck for all wages, salary, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date. You will also remain eligible to receive any payments to which you may be entitled pursuant to the Company's Deferred Compensation Plan, as amended, and/or the Company's 401(k) plan, pursuant to the terms of such plans. By signing below, you acknowledge that the Company does not owe you any other amounts except as expressly set forth herein.
3.Separation Compensation: In exchange for your agreement to the waiver of claims set forth in paragraph 8 below and compliance with all of the terms of this Agreement, including but not limited to paragraphs 4, 5, 6, 7, 8, 9 and 11, the Company agrees to:
(a)pay you two hundred percent (200%) of your current base salary, less applicable state and federal payroll deductions, in equal installments for a period of twenty‑four (24) months after the Separation Date in accordance with the Company's standard payroll practices, commencing within fourteen (14) days following the Effective Date (as defined in paragraph 19 below);
(b)pay you a lump-sum payment of $28,839.60, which may be used for continued health benefits for you and your dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with such lump sum payment payable within ten (10) days following the Effective Date; and

(c)with respect to your outstanding equity grants:
(i)continue the vesting of all time‑based stock options previously granted to you by the Company until November 30, 2013 as if you remained employed by the Company through such date (each of your stock options and the vesting thereof provided by this subparagraph (i) are set forth on Exhibit A hereto). On or after the Effective Date, each of your vested stock options, including such options that vest pursuant to this subparagraph (c), may be exercised at any time until the later of (A) February 28, 2014 or (B) the date provided in the applicable stock option agreement, but in no event later than ten (10) years following the date on which each such stock option was granted; to the extent that a stock option is intended to qualify as an incentive stock option pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) it will cease to do so to the extent required by law; and
(ii)all time‑based restricted stock units (“RSU”) that would vest in accordance with their terms on or before June 19, 2014 had you remained employed by the Company will continue to vest as though you remained employed by the Company through such date (each of your time‑based RSUs and the vesting thereof provided by this subparagraph (ii) are set forth on Exhibit A hereto). All performance‑based RSUs that are based on the Company's Total Shareholder Return (“TSR”) relative to the performance of each of the companies in the NASDAQ‑100 Index (or other performance criteria) at the end of applicable performance periods that end on or before June 19, 2014 as set forth in the relevant RSU grant agreements will vest as of the applicable vesting dates set forth in the relevant RSU grant agreements, solely to the extent that the performance periods end on or before June 19, 2014 and the applicable TSR performance metrics for such RSUs for such performance periods are satisfied (each of your performance‑based RSUs and the potential vesting thereof provided by this subparagraph (ii) are set forth on Exhibit A hereto). Such RSUs will be settled within thirty (30) days following the date upon which the above requirements are satisfied date. Any such performance‑based RSUs for which the applicable TSR performance metrics are not satisfied shall be forfeited to the Company. The Company will not exercise any power of negative discretion under any RSU agreement to reduce the number of RSUs that otherwise would vest in accordance with the preceding except to the extent that it exercises its power of negative discretion with respect to all executive officers with performance-based RSUs with substantially similar performance metrics.
The remaining unvested time‑based and remaining performance‑based equity grants will expire on the Separation Date and any such unvested equity grants will cease vesting and be immediately forfeited to the Company. You will remain bound by the Company's 2000 Equity Incentive Plan and the applicable equity agreements evidencing your equity awards, except to the extent that they are modified by this Agreement. The stock option exercise methods provided pursuant to your stock options agreements and the Company's 2000 Equity Incentive Plan prior to this Agreement will continue to be available to you to the extent permitted by the terms thereof.
By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph 3 in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation. You also acknowledge that if you violate any of the terms of this Agreement, any future payments under paragraph 3 of this Agreement will terminate, any then‑unvested stock options and restricted stock units will terminate and any extended exercisability of stock options will terminate.
4.Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control. Notwithstanding the preceding, you may retain your Company‑issued cell phone and personal computers so long you provide the phone and computers for inspection by the Company's IT department. The department will remove from the devices any Company confidential and proprietary information and return the devices to you as promptly as possible on the Separation Date. The Company and you will cooperate to have your cell phone number transferred to your personal account.
5.Confidential Information / Non‑Solicitation of Employees: You hereby acknowledge that you are and will continue to be bound by, and will perform all of your obligations under, the attached New Hire/Proprietary Information Agreement dated February 21, 2007 and any other confidentiality agreements between you and the Company. By signing below, and without limiting the foregoing, you expressly acknowledge and confirm your obligations under section 4 of the New Hire/Proprietary Information Agreement and your fiduciary duties as an officer and director of the Company as they relate to confidentiality to the extent that they continue in application following the Separation Date. You further confirm that you have delivered or will promptly deliver, but in no event later than the fifth (5th) day following the Separation Date, to the Company all documents and data of any nature containing or pertaining to Confidential Information (as defined in the foregoing agreement(s)) and that you have not taken with you any such documents or data or any reproduction thereof. Failure to comply with the provisions of this paragraph shall be a material breach of this Agreement.
6.Nondisparagement: You agree that during the two (2) year period immediately following the Separation Date, you will not disparage the Company or its products, services, directors, officers, employees, successors or assigns in any written or oral statement. The Company agrees that during the two (2) year period immediately following the Separation Date, its executive officers, each member of the Company's Board of Directors and any official public statement by the Company will not disparage you, your character, or your performance or reputation in any written or oral statement. Nothing in this paragraph shall prohibit either party from providing truthful information in response to a subpoena or other legal process. Failure to comply with the provisions of this paragraph shall be a material breach of this Agreement. Nothing in this paragraph is intended to constitute a violation of California Business and Professions Code section 16600.
7.Consulting Services: In addition to the other conditions set forth in this Agreement, your receipt of the separation compensation outlined in paragraph 3 is also conditioned upon you providing up to eighteen (18) hours per month of consulting services at a rate of $500 per hour to the Company as may be reasonably requested by the Chairman of the Board of Directors or the Company's Chief Executive Officer for the period commencing on the Separation Date and ending December 31, 2013 (the “Consulting Period”) and complying with the requirements of the final sentence of this paragraph 7. The Company and you agree that any services to be provided by you under the preceding sentence will be provided in or near Redwood City, California, and at mutually agreeable times that are conducive to your engaging in other full-time employment following the Separation Date (subject to the following sentence).

During the Consulting Period, you agree that you will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity directly or indirectly participate or engage in, or render any services to any business engaged in, the design, development, manufacture, operation, production, marketing, sale or servicing of any product, or the provision of any service, that competes with the business of the Company (hereafter referred to as the “Business”) for or on behalf of companies to be mutually agreed (the “Identified Companies”).
Notwithstanding the foregoing, you may (i) own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of the Identified Companies or (ii) own a passive equity interest not to exceed five percent (5%) in a private debt or equity investment fund that holds investments in any such entity but in which you do not have the ability to control or exercise any managerial influence. For the avoidance of doubt, nothing in this Agreement prohibits you from owning any other investment in any other entity.
Further notwithstanding the foregoing, you agree that the extended vesting of your stock options and RSUs and the extended exercisability of your stock options set forth in paragraph 3(c) above control the vesting and exercisability of such equity awards and your consulting services during the Consulting Period do not modify or further extend such vesting or exercisability terms.
8.Release of Claims: The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit sharing, stock options, equity, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company. In consideration for the payments and other promises and undertakings contained in this Agreement to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (collectively, the “Releasees”), of and from any and all claims, liabilities, demands, charges, causes of action, costs, expenses, attorney's fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which you assert or could assert against the Company at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any ground whatsoever, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, vacation or other time off pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; any and all causes of action, including but not limited to actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision or retention, assault and battery, false imprisonment, defamation, intentional or negligent misrepresentation, fraud, and any and all claims arising under any federal, state or local law or statute, including, but not limited to, the

California Fair Employment and Housing Act; Business and Professions Code 17200; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Fair Labor Standards Act; the Employee Retirement and Income Security Act; the Americans with Disabilities Act, 42 U.S.C. § 1981; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the California Family Rights Act; the California Labor Code; the California Civil Code; the California Constitution; and any and all other laws and regulations relating to employment termination, employment discrimination, harassment or retaliation, claims for wages, hours, benefits, compensation, and any and all claims for attorneys' fees and costs, to the fullest extent permitted by law and by the respective governmental enforcement agencies for the above‑listed laws. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
This Agreement does not waive rights or claims under federal or state law that you cannot, as a matter of law, waive by private agreement, such as a right of indemnification under Labor Code Section 2802, or as otherwise set forth in this paragraph 8, or your rights to indemnification under the Company's Bylaws or Certificate of Incorporation. This Agreement also does not waive (i) rights or claims that you have under Indemnity Agreement with the Company as described in paragraph 14, (ii) the payments and benefits described in this Agreement or (iii) benefits that you have accrued, and to which you have become vested or entitled, under the terms of the Company's employee benefit plans in which you were participating as of the date of this Agreement. For the avoidance of doubt, the foregoing clause (iii) is not intended to create any new rights or entitlements. Additionally, nothing in this Agreement precludes you from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission. However, while you may file a charge and participate in any proceeding conducted by the Equal Opportunity Commission, by signing this Agreement, you waive your right to bring a lawsuit against the Company and waive your right to any individual monetary recovery in any action or lawsuit initiated by the Equal Employment Opportunity Commission.
9.Release of Unknown Claims: You and the Company acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby knowingly, intentionally, and expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against the Company or the Releasees.
10.Legal and Equitable Remedies: You agree that both you and the Releasees have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies either you or the Releasees may have at law or in equity for breach of this Agreement.

11.Confidentiality: You and the Company understand and agree that this Agreement will need to be filed with the Securities and Exchange Commission and that its confidentiality cannot be protected. Until the Agreement is publicly filed or described by the Company, the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your spouse, accountant, or attorneys or pursuant to subpoena or court order and except to the extent disclosed by the Company publicly pursuant to applicable laws and regulations. You and the Company (on behalf of itself, its executive officers and directors) agree that if any such party is asked for information concerning this Agreement, that party will state only that you and the Company reached an amicable resolution of any disagreements concerning your separation from the Company and direct them to review the Company's public filings related thereto. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
12.No Admission of Liability: This Agreement is not and shall not be construed or contended by the parties to be an admission or evidence of any wrongdoing or liability on the part of the parties, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.
13.Cooperation: You agree to make yourself reasonably available to the Company for interview, deposition, and/or as a witness at trial, and/or, at the election of the Company, to provide a sworn statement, for any legal matters or disputes involving the Company about which you may have knowledge of any relevant facts, provided that you will need to make yourself available only at mutually agreeable times, you will be compensated by the Company at a rate of $500 per hour for such services, and you will be reimbursed for any expenses incurred in accordance with the Company's standard policies for executive officers. Importantly, nothing in this Agreement shall be construed in any way to limit or otherwise influence the scope or nature of your testimony in such proceedings or to discourage you in any way from providing testimony that is honest and truthful.
14.Indemnification: The Company shall continue to indemnify you and maintain D & O coverage in accordance with your Indemnity Agreement with the Company (the “Indemnity Agreement”) and as may be required by its certificate of incorporation or bylaws.
15.Entire Agreement: Except as set forth in paragraph 14, this Agreement constitutes the entire Agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, including, but not limited to, the Company's Key Employee Continuity Plan and any agreements thereunder, the Company's Severance Plan and any agreements thereunder, in each case whether written or oral, relating to such subject matter other than your Indemnification Agreement with the Company, the New Hire/Proprietary Information Agreement and confidentiality agreement(s) referred to in paragraph 5 above and the equity award agreements referred to in paragraph 3, where such equity awards are modified only to the extent necessary to give effect to the terms of this Agreement. You acknowledge that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, that is not contained in this Agreement for the purpose of inducing you to execute the

Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.
16.Modification: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.
17.Section 409A: To the extent applicable, this Agreement is intended to comply with Section 409A of the Internal Revenue Code, and it shall be interpreted in a manner that complies with such section to the fullest extent possible. To the extent (a) any payments or benefits to which you become entitled under this Agreement, or under any other agreement or Company plan, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A and (b) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)‑month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A) from the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(b) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Any termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A‑1. It is intended that each installment of the payments provided hereunder constitute a separate “payment” for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(i). The Company and you agree that the Company shall, with your written consent, have the power to adjust the timing or other details relating to the payments described in this Agreement if the Company determines that such adjustments are necessary in order to comply with or become exempt from the requirements of Section 409A, provided that no such adjustment will result in any material diminution of any economic benefit to be provided to you under this Agreement. Except as specifically permitted by Section 409A, the benefits and reimbursements provided to you under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant section of this Agreement in any other calendar year, and the right to such benefits, perquisites and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A‑3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, such payments shall be made to you on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.
18.Withholding: Any payment made to you under this Agreement will be less all deductions and withholding for federal, state and local taxes as required by law.

19.Review of Separation Agreement: You understand that pursuant to the Age Discrimination in Employment Act (“ADEA”) and the Older Workers' Benefit Protection Act (“OWBPA”) you may take up to twenty‑one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document. This Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement has been executed by you (the “Effective Date”).
20.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
21.Attorney Fees: The Company will pay up to $20,000 for your reasonable attorney fees and costs in connection with the negotiation of this Agreement.
22.Voluntary Execution of Agreement: You acknowledge and agree that you are executing this Agreement, including its incorporated release, voluntarily and without any undue duress or undue influence on the part of, or on behalf of, the Company, with the full intent of releasing all claims. You acknowledge that: (a) you have read this Agreement; (b) you have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of your own choice, or you have voluntarily declined to seek such counsel; (c) you understand the terms and consequences of this Agreement and of the releases it contains and (d) you are fully aware of the legal and binding effect of this Agreement.
[signature page follows]

Upon acceptance of this Agreement, within the timeframe specified above, please sign below and return the executed original to me. Upon your signature below, this will become our binding agreement with respect to your separation from the Company and its terms merging and superseding in their entirety all other or prior agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this Separation Agreement.
Sincerely,
Electronic Arts Inc.
By: /s/ Lawrence F. Probst III
Lawrence F. Probst III
Chairman

I UNDERSTAND AND AGREE TO THE TERMS CONTAINED IN THIS AGREEMENT AND INTEND, BY MY SIGNATURE BELOW, TO BE LEGALLY BOUND BY THOSE TERMS. I AM SIGNING THIS AGREEMENT AND ITS INCORPORATED RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE BENEFITS DESCRIBED ABOVE:

Signature: /s/ John S. Riccitiello         Date:     March 25, 2013
John S. Riccitiello

Exhibit A
Equity Award Schedule
Outstanding Stock Options

Date of Grant	Number of Shares Originally Granted	Exercise Price	Vesting Schedule	Number of Additional Option Shares that will vest between the Separation Date and November 30, 2013	Number of unvested Option Shares that will terminate and forfeit as of November 30, 2013
9/16/09	139,000	$18.85	24% after 12 months and 2% monthly thereafter	22,240	0

Time‑Based Restricted Stock Units

Date of Grant	Number of RSUs Originally Granted	Vesting Schedule	Number of RSUs that will vest between the Separation Date and June 19, 2014	Number of unvested RSUs that will terminate and forfeit between the Separation Date and June 19, 2014
5/18/10	200,000	One-third (1/3) of the RSUs vest on each of the first, second and third anniversaries of the date of grant.	66,667	0
6/16/11	125,000	One-third (1/3) of the RSUs vest eleven (11) months from the date of grant, one-third (1/3) twenty-three (23) months from date of grant and one-third (1/3) thirty-five (35) months from date of grant.	83,333	0
6/18/12	125,000	One-third (1/3) of the RSUs vest eleven (11) months from the date of grant, one-third (1/3) twenty-three (23) months from date of grant and one-third (1/3) thirty-five (35) months from date of grant.	83,333	41,667

Date of Grant	Number of RSUs Originally Granted	Vesting Schedule	Number of RSUs that will vest between the Separation Date and June 19, 2014	Number of unvested RSUs that will terminate and forfeit between the Separation Date and June 19, 2014
6/18/12	125,000	One-third (1/3) of the RSUs vest eleven (11) months from the date of grant, one-third (1/3) twenty-three (23) months from date of grant and one-third (1/3) thirty-five (35) months from date of grant.	83,333	41,667

A-2

TSR Performance‑Based Restricted Stock Units

Date of Grant	Number of RSUs Originally Granted	Vesting Schedule
Number of RSUs that will vest between the Separation Date and June 19, 2014 solely to the extent the applicable TSR performance metrics are met for the applicable performance periods ending on or before June 19, 2014
				Number of unvested RSUs that will terminate and forfeit between the Separation Date and June 19, 2014
6/16/11	250,000	Vests based on TSR relative to the performance of companies in the NASDAQ-100 Index over 1, 2 and 3 years
Metrics hit at Target: 83,333
Metrics hit at Maximum: 166,667
*These numbers are estimates provided for example only; exact numbers cannot be calculated until the end of the applicable performance periods.
				Two remaining performance periods will conclude prior to June 19, 2014. Unearned shares, if any, will cancel following the completion of each applicable performance period.
6/18/12	250,000	Vests based on TSR relative to the performance of companies in the NASDAQ-100 Index over 1, 2 and 3 years
Metrics hit at Target: 83,333
Metrics hit at Maximum: 166,667
*These numbers are estimates provided for example only; exact numbers cannot be calculated until the end of the applicable performance periods.
				83,333 Two performance periods will conclude prior to June 19, 2014. Unearned shares, if any, will cancel following the completion of each applicable performance period.
10/16/12	600,000	Vests based on TSR relative to the performance of companies in the NASDAQ-100 Index over 3 years	0; Performance period will not conclude prior to June 19, 2014	600,000

A-3

Non-GAAP Net Income Performance‑Based Restricted Stock Units

Date of Grant	Number of RSUs Originally Granted	Vesting Schedule
Target Number of RSUs that will vest between the Separation Date and June 19, 2014 solely to the extent the applicable net income performance metrics are met for the applicable performance periods ending on or before June 19, 2014
				Number of unvested RSUs that will terminate and forfeit between the Separation Date and June 19, 2014
5/16/08	200,000	Vests based on trailing average four-quarter non-GAAP net income	0; The Company and Mr. Riccitiello acknowledge that the performance metrics will not be achieved and no RSUs will be earned	200,000 shares will have terminated and forfeited as of June 30, 2013, the end of the performance period

A-4